SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549



                             FORM 8-K

        Current Report Pursuant to Section 13 or 15(d) of
               The Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported):
                         August 27, 1997



                       THE PITTSTON COMPANY

      (Exact Name of registrant as specified in its charter)






    Virginia               1-9148            54-1317776
 (State or other        (Commission       (I.R.S. Employer
  jurisdiction          File Number)     Identification No.)
of Incorporation)




1000 Virginia Center Parkway
P. O. Box 4229
Glen Allen, VA                               23058-4229
(Address of principal                        (Zip Code)
executive offices)



                          (804)553-3600
       (Registrant's telephone number, including area code)

Item 5.  Other Events

     As previously reported, in April 1990, the Registrant entered into a settlement agreement to resolve certain environmental claims against the Registrant arising from hydrocarbon contamination at a petroleum terminal facility ("Tankport") in Jersey City, New Jersey, which operations were sold in 1983. Under the settlement agreement, the Registrant is obligated to pay for 80% of the remediation costs.

     Based on data available to the Registrant and its environmental consultants, the Registrant estimates its portion of the cleanup costs, on an undiscounted basis, using existing technologies to be between $6.9 million and $17.0 million over a period of up to five years. Management is unable to determine that any amount within that range is a better estimate due to a variety of uncertainties, which include the extent of the contamination at the site, the permitted technologies for remediation and the regulatory standards by which the clean-up will be conducted. The clean-up estimates have been modified from prior years' in light of cost inflation. The estimate of costs and the timing of payments could change as a result of changes to the remediation plan required, changes in the technology available to treat the site, unforseen circumstances existing at the site and additional cost inflation.

     The Registrant commenced insurance coverage litigation in 1990, in the United States District Court for the District of New Jersey, seeking a declaratory judgment that all amounts payable by the Registrant pursuant to the Tankport obligation were reimbursable under comprehensive general liability and pollution liability policies maintained by the Registrant. In August 1995, the District Court ruled on various Motions for Summary Judgment. In its decision, the Court found favorably for the Registrant on several matters relating to the comprehensive general liability policies but concluded that the pollution liability policies did not contain pollution coverage for the types of claims associated with the Tankport site. The Registrant appealed the District Court's decision to the Third Circuit, which on August 27, 1997, reversed the District Court and remanded the case for trial on the issue of coverage under the pollution liability policies. Management and its outside legal counsel continue to believe that recovery of a substantial portion of the cleanup costs ultimately will be probable of realization. It is the Registrant's belief that, based on estimates of potential liability and probable realization of insurance recoveries, the Registrant would be liable for approximately $1.4 million based on the Court's decision and related developments of New Jersey law.

                            SIGNATURE
          Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              THE PITTSTON COMPANY
                                  (Registrant)



                              By /s/ Austin F. Reed
                                Vice President, General
                                  Counsel and Secretary


Dated: September 5, 1997